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Consent of Independent Registered Public Accounting Firm

The Board of Directors

Organigram Holdings Inc.

We consent to the use of our report dated November 28, 2022, on the consolidated financial statements of Organigram Holdings Inc. (the "Entity") which comprise the consolidated statements of financial position as at August 31, 2022 and August 31, 2021, the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended August 31, 2022, and the related notes (collectively the "consolidated financial statements"), and our report dated November 28, 2022 on the effectiveness of the Entity's internal control over financial reporting as of August 31, 2022, which are incorporated by reference in the registration statement of the Entity dated September 25, 2023 on Form F-10.

/s/ KPMG LLP

September 25, 2023

Vaughan, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.  KPMG Canada provides services to KPMG LLP.

Document classification: KPMG Confidential